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                                                               November 28, 1995

Dear Wallace Shareholder:

    On behalf of your company's Board of Directors, we thank those shareholders who have shown their support by voting the WHITE proxy cards.

    As we have communicated, your Board of Directors, after consultation with its financial advisor, Goldman, Sachs & Co., has unanimously rejected the Moore $60 unsolicited hostile tender offer as INADEQUATE. Your company's outstanding performance, including the 66 percent increase in year-on-year first quarter net income which we announced last week, reaffirms our conclusion that the better value for shareholders is obtained by Wallace continuing as an independent entity. We urge you to reject Moore's efforts to elect three of its hand-picked nominees to Wallace's board, who are committed to selling your company to Moore at a less-than-adequate price.

    WE BELIEVE THE CHOICE IS CLEAR: SUPPORT YOUR BOARD OF DIRECTORS BY PROMPTLY SIGNING, DATING AND MAILING THE WHITE PROXY.

            WALLACE IS ACHIEVING EXTRAORDINARY FINANCIAL PERFORMANCE

    One independent analyst said last week that Wallace's first quarter results "blew away" Wall Street's estimates. Despite the distractions of Moore's unsolicited hostile tender offer, Wallace continues to achieve record growth in sales and profitability that outstrips its major competitors.

    We had previously forecast fiscal 1996 earnings per share of $3.28. In light of our strong first quarter results, where we exceeded our initial 78 cent estimate with earnings per share of 85 cents (before takeover expenses), management is reviewing, and anticipates increasing, its full year forecast. The average brokerage firm estimate of per share earnings has already been revised upward to $3.32.
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                     MOORE'S OFFER IGNORES WALLACE'S VALUE

    Since initiating its hostile unsolicited takeover bid in August, Moore has consistently offered you prices that ignore the value of your company.

    Specifically, Moore's amended unsolicited hostile offer of $60 per share:

    - Was made prior to our outstanding first quarter results which were announced on November 20.

    - Does not reflect our projected per share earnings for the second quarter.

    - Does not address our fiscal 1996 forecast.

    Moore's offer gives Wallace shareholders no control premium for Moore acquiring the best-performing company in its industry.

         MOORE'S NOMINEES WILL SERVE MOORE'S INTERESTS . . . NOT YOURS

    Today, Wallace's board has a majority of independent, outside directors. Moore wants to change that, and proposes a slate of three hand-picked directors.

    Moore's nominees are committed to removing Wallace's shareholder rights plan and to selling your company to Moore at an inadequate price. Moore's nominees have little knowledge about our industry, and no commitment to the continuation of Wallace's business or to the strategies that have led to the shareholder value you have enjoyed to date. Their presence on the board would disrupt the management of your company and divert the board from the continued implementation of our strategic plan. Moore's nominees have been nominated solely to represent Moore's interests.

                             YOUR VOTE IS NECESSARY

    Your vote is necessary to ensure that Wallace continues to grow as an independent company and continues to deliver value to you today and in the future! To ensure that your management will be able to continue to grow your company, we urge you to sign, date and return the enclosed WHITE Wallace proxy card. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE THREE WALLACE DIRECTOR NOMINEES AND AGAINST ALL MOORE PROPOSALS.

    PLEASE SIGN, DATE AND RETURN THE WHITE CARD EVEN IF YOU PREVIOUSLY HAVE SIGNED AND SENT IN ONE OR MORE WHITE CARDS. We are asking you to return new WHITE cards to reconfirm your vote and to help us track voting as we get closer to the annual meeting.
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                             YOUR VOTE IS CRITICAL!

    DO NOT SIGN MOORE'S GOLD CARD. If you have already signed Moore's gold proxy card, you may revoke that proxy card by signing, dating and returning the WHITE proxy card.

    Thank you for your loyalty and continued support.

    Sincerely,

[TED DIMITRIOU SIGNATURE]                [BOB CRONIN SIGNATURE]
Ted Dimitriou                            Bob Cronin
CHAIRMAN OF THE BOARD                    PRESIDENT AND CEO

                      SHAREHOLDERS WHO DESIRE ASSISTANCE:

1. SHAREHOLDERS WHO DESIRE ASSISTANCE IN VOTING MAY CONTACT MORROW & CO., INC. AT THE TELEPHONE NUMBER SET FORTH BELOW.

2. SHAREHOLDERS WHO DESIRE ASSISTANCE IN WITHDRAWING SHARES TENDERED PURSUANT TO THE MOORE OFFER MAY CONTACT MORROW & CO., INC., WHICH IS ASSISTING WALLACE, AT THE TELEPHONE NUMBER SET FORTH BELOW.

                                                              MORROW & CO., INC.
                                                       TOLL FREE: 1-800-662-5200